Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of KULR Technology Group, Inc. on Form S-3 (File No. 333-257697) and Form S-8 (File No. 333-227751 and File No. 333-261404) of our report dated March 28, 2023 with respect to our audits of the consolidated financial statements of KULR Technology Group, Inc. and Subsidiary as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, which report is included in this Annual Report on Form 10-K of KULR Technology Group, Inc. for the year ended December 31, 2022.

/s/ Marcum LLP
Marcum LLP
Los Angeles, CA
March 28, 2023